Exhibit 99.1
FOR IMMEDIATE RELEASE
FuelCell Energy Reports First Quarter 2009 Results
and Latest Accomplishments
•	Product sales and revenues increased 95 percent year over year
•	DOE awards $30.2 million research and development contract
•	Product cost-to-revenue ratio improved 24 percent on successful product cost reduction over prior year
•	Cash management plan instituted to respond to global economic conditions
•	Connecticut Department of Public Utility Control issues revised draft approving 27.3 MW of DFC power plant projects
DANBURY, Conn. — Mar. 10, 2009 — FuelCell Energy, Inc. (NasdaqNM: FCEL), a leading manufacturer of high efficiency, ultra-clean power plants using renewable and other fuels for commercial, industrial, government, and utility customers, today reported results and accomplishments for its first quarter ended January 31, 2009.
Financial Results
FuelCell Energy reported a 45 percent increase in total revenues for the first fiscal quarter of 2009 to $21.7 million from $15.0 million in the same period last year. Product sales and revenues increased 95 percent to $19.0 million from $9.8 million in the 2008 first quarter. Revenues improved due to increased production of megawatt-class (MW-class) power plants compared to the prior year period. The Company’s product sales backlog as of January 31, 2009, including long-term service agreements, was $70.9 million compared to $84.7 million as of January 31, 2008 and $87.6 million as of October 31, 2008.
Research and development contract revenue was $2.7 million in the first quarter of 2009 compared to $5.3 million in the first quarter of 2008, primarily due to the completion of several government programs in the second half of fiscal 2008. In January, the U.S. Department of Energy (DOE) awarded the Company Phase II of the MW-class coal-based solid oxide fuel cell (SOFC) contract — a $30.2 million contract of which $21.0 million will be funded by the DOE. Research and development contract backlog was $23.1 million as of January 31, 2009 compared to $13.2 million at January 31, 2008.
The first quarter net loss to common shareholders was $20.7 million or $0.30 per basic and diluted share compared to $19.7 million or $0.29 per basic and diluted share in the same period last year. Net loss increased as higher volumes of product sales and revenues resulted in increased operating losses. The product cost-to-revenue ratio improved by 24 percent to 1.52-to-1 compared to the 1.99-to-1 reported in the prior year quarter, and was comparable to the 1.54-to-1 in the fourth quarter of 2008. The improved product margin is primarily attributable to increased production of lower cost MW-class power plants.

FuelCell Energy Reports First Quarter 2009 Results	Page 2
The Company had high cash use in the first quarter which is expected to be offset by lower cash use in the second quarter. Timing of customer milestone payments increased accounts receivable to $30.4 million as of January 31, 2009 compared to $16.1 million at October 31, 2008. The Company also experienced delays closing contracts in the first quarter that it now expects to close in the second quarter. As a result, use of cash and investments in the quarter was $36.1 million compared to $15.1 million in the first quarter of 2008. Total cash and investments in U.S. treasuries were $50.8 million as of January 31, 2009. The Company expects to manage cash and investments at or above this level in the second quarter of 2009. The Company has received the delayed milestone payments and it expects to receive new customer milestone payments as it adds contracts to backlog. Capital spending in the quarter totaled $1.2 million.
Cash Management
FuelCell Energy is targeting fiscal 2009 cash use in a range of $35 million to $45 million compared to the prior year total of $66.7 million. This reduction in cash use is expected to be achieved through order flow at or above the Company’s 30 MW production rate, lower capital spending, and other company-wide cost reductions. In February 2009, the Company initiated a six percent workforce reduction, a suspension of employer contributions to the 401(k) plan, and a Company-wide salary freeze except for production employees.
Cost Out Program
The Company is on schedule to begin producing MW-class units in the third quarter that it expects to be gross margin profitable. These power plants use newly designed 350 kW fuel cell stacks that deliver 17 percent more power than the current design, and incorporate improved raw materials and components pricing and manufacturing productivity. The power plants will now be capable of producing 1.4 MW of ultra-clean, efficient power with the Company’s DFC1500 and 2.8 MW with its DFC3000.
Government Research and Development Contract
The DOE’s Office of Fossil Energy Solid State Energy Conversion Alliance (SECA) awarded FuelCell Energy a contract for $30.2 million, of which $21.0 million will be funded by the DOE.
The contract extends from January 2009 through September 2010 and seeks to build a 25 kW SOFC stack that meets SECA-targeted requirements for performance and manufacturing cost. This stack design will be the basis for a 250 kW to 1 MW fuel cell power module and a 5 MW proof-of-concept system that will operate on coal-based syngas (fuel created by reacting coal at high temperatures). The module and proof-of-concept system are to be designed, fabricated, and tested in subsequent SECA program phases.
The American Recovery and Reinvestment Act
The American Recovery and Reinvestment Act (ARRA or “Recovery Act”) directs more than $30 billion dollars for energy initiatives and another $20 billion in tax incentives for renewable energy and energy efficiency over the next 10 years. Projects using FuelCell Energy’s stationary fuel cells, originally developed with support from the DOE, are allowable under several provisions of the ARRA. These include an enhanced federal Investment Tax Credit accessible to project developers in the form of a grant and, in some cases, on a larger cost basis; a faster accelerated depreciation schedule for shovel-ready projects; and increased incentives for ultra-clean, efficient energy projects.

FuelCell Energy Reports First Quarter 2009 Results	Page 3
Corporate Highlights
“We have a strong backlog, products that will be gross margin positive by the end of the year, and we see near-term opportunities for new orders in our key markets,” said R. Daniel Brdar, Chairman and CEO. “The recently passed Recovery Act should create demand for many more clean energy projects and we have positioned the Company to capitalize on these opportunities.”
Key Markets
“Each of our key markets remains committed to clean energy programs. South Korea continues to press ahead with green energy initiatives, which should result in continued strong demand for our fuel cells,” Brdar said. “In California, we are focused on capturing orders from customers looking to decrease their carbon footprint while saving on energy costs. Connecticut’s Project 150 Round 2 contracts are in negotiations, and we anticipate final awards on Round 3 in the second quarter.”
FuelCell Energy has approximately 65 MW of DFC power plants installed or in backlog in Europe, Asia, and the U.S. Of this, over 38 MW were ordered by POSCO Power, the Company’s manufacturing and distribution partner for South Korea. California is the Company’s next largest market, with over 15 MW installed or in backlog.
South Korea: POSCO Power opened its 50 MW fuel cell balance-of-plant manufacturing facility in September 2008. It will manufacture the non-core technology surrounding a fuel cell module beginning in the latter half of 2009. In the interim, POSCO Power and FuelCell Energy are working together to set up an in-country service and maintenance organization and train POSCO Power personnel.
California: In February, the Company announced the sale of a 300 kW DFC300 power plant to the U.S. Marine Corps Air Ground Combat Center at Twentynine Palms, Calif. The DFC power plant will supply onsite baseload power for the facility’s electricity requirements and the fuel cell’s surplus heat will be fed into the base’s main steam line for hot water and space heating.
Connecticut: On March 10, 2009, the Connecticut Department of Public Utility Control (DPUC) issued a revised draft decision for Project 150 Round 3 approving a total of 27.3 MW of projects incorporating FuelCell Energy power plants. This revision supersedes the prior draft issued January 2009 that approved 6.6 MW.
The approved projects include a 14.3 MW power plant for Bridgeport FuelCell Park, 3.4 MW DFC-ERG power plant for a natural gas distribution station in Bloomfield, Conn., 3.2 MW DFC-ERG for Trumbull, Conn., 3.2 DFC-ERG for Glastonbury, Conn., and a 3.2 MW DFC/Turbine (DFC/T) for an electrical substation in Danbury, Conn. The final DPUC decision is scheduled for April 2009 and the sales value of the contracts when final is an estimated $84 million.
Under Connecticut’s Project 150 Round 2, the Company is negotiating contracts for a 9.0 MW DFC-ERG system to be located in Milford, Conn., a 4.8 MW DFC power plant at Stamford Hospital, and a 2.4 MW power plant at Waterbury Hospital.
Conference Call Information
FuelCell Energy will host a conference call with investors beginning at 10 a.m. eastern time on March 11, 2009 to discuss these results.

FuelCell Energy Reports First Quarter 2009 Results	Page 4
The details for accessing the live call are as follows:
•	From the U.S. or Canada please dial 877-795-3646
•	Outside the U.S. and Canada, please call 719-325-4748
•	The passcode is FuelCell Energy
•	The live webcast will be on the Investors section of the Company’s website at www.fuelcellenergy.com.
An audio replay of the conference call will be available approximately two hours after the conclusion of the call until March 18, 2009 at midnight eastern time:
•	From the U.S. and Canada please dial 888-203-1112
•	Outside the U.S. or Canada please call 719-457-0820
•	Enter confirmation code 7409273
•	The webcast will be archived for 30 days on the Investors’ section of the Company’s website at www.fuelcellenergy.com.
About FuelCell Energy
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s ultra-clean and high efficiency DFC® fuel cells are generating power at approximately 50 locations worldwide. The company’s power plants have generated more than 275 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing, as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers and power companies around the world. The company also receives funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as fuel cells. For more information please visit our website at www.fuelcellenergy.com
This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.
Direct FuelCell, DFC, DFC/T and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.
Contact: Lisa Lettieri
                ir@fce.com
                (203) 830-7494
(Tables Follow)

FuelCell Energy Reports First Quarter 2009 Results	Page 5
FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	January 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$16,298	$38,043
Investments: U.S. treasury securities	27,270	30,406
Accounts receivable, net	30,376	16,096
Inventories, net	26,074	24,523
Other current assets	8,754	8,952

Total current assets	108,772	118,020

Property, plant and equipment, net	37,302	38,259
Investments: U.S. treasury securities	7,196	18,434
Investment and loan to affiliate	10,689	10,405
Other assets, net	399	358

Total assets	$164,358	$185,476

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$821	$795
Accounts payable	15,361	16,287
Accounts payable due to affiliate	909	724
Accrued liabilities	10,452	11,023
Deferred revenue and customer deposits	27,716	29,585

Total current liabilities	55,259	58,414

Long-term deferred revenue	2,220	2,672
Long-term debt and other liabilities	4,434	4,075

Total liabilities	61,913	65,161

Redeemable minority interest	13,800	13,307
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at January 31, 2009 and October 31, 2008.)	59,950	59,950
Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at January 31, 2009 and October 31, 2008; 69,008,280 and 68,782,446 shares issued and outstanding at January 31, 2009 and October 31, 2008, respectively.	7	7
Additional paid-in capital	579,893	578,337
Accumulated deficit	(551,205)	(531,286)
Treasury stock, Common, at cost (8,981 shares at January 31, 2009 and October 31, 2008.)	(90)	(90)
Deferred compensation	90	90

Total shareholders’ equity	28,695	47,058

Total liabilities and shareholders’ equity	$164,358	$185,476

FuelCell Energy Reports First Quarter 2009 Results	Page 6
FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2009	2008
Revenues:
Product sales and revenues	$19,031	$9,768
Research and development contracts	2,692	5,251

Total revenues	21,723	15,019

Costs and expenses:
Cost of product sales and revenues	28,937	19,410
Cost of research and development contracts	2,238	4,440
Administrative and selling expenses	4,246	4,812
Research and development expenses	5,737	5,485

Total costs and expenses	41,158	34,147

Loss from operations	(19,435)	(19,128)

Interest expense	(60)	(32)
Loss from equity investments	(346)	(444)
Interest and other income, net	415	1,125

Loss before redeemable minority interest	(19,426)	(18,479)

Redeemable minority interest	(493)	(438)

Loss before provision for income taxes	(19,919)	(18,917)

Provision for income taxes	—	—

Net loss	(19,919)	(18,917)

Preferred stock dividends	(802)	(802)

Net loss to common shareholders	$(20,721)	$(19,719)

Loss per share basic and diluted:

Net loss per share to common shareholders	$(0.30)	$(0.29)

Basic and diluted weighted average shares outstanding	69,181,120	68,204,735